Exhibit 10.3
KITE PHARMA, INC.
STOCK OPTION GRANT NOTICE
(2014 EQUITY INCENTIVE PLAN)
Kite Pharma, Inc. (the “Company”), pursuant to its 2014 Equity Incentive Plan (the “Plan”), hereby grants to Participant an option to purchase the number of shares of the Common Stock set forth below (the “Option”). This Option is subject to all of the terms and conditions as set forth in this notice, in the Stock Option Agreement (including any country specific appendix for Participants outside the United States), the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Stock Option Agreement will have the same definitions as in the Plan or the Stock Option Agreement. If there is any conflict between the terms in this notice and the Plan, the terms of the Plan will control.

Participant:	%%FIRST_NAME%-% %%LAST_NAME%-%
Employee Identification Number	%%EMPLOYEE_IDENTIFIER%-%
Grant Number	%%OPTION_NUMBER%-%
Date of Grant:	%%OPTION_DATE%-%
First Vesting Date:	%%VEST_DATE_PERIOD1%-%
Number of Shares Subject to Option:	%%TOTAL_SHARES_GRANTED%-%
Exercise Price (Per Share):	%%OPTION_PRICE%-%
Expiration Date:	%%EXPIRE_DATE_PERIOD1%-%
Type of Grant:    %%OPTION_TYPE%-%
Exercise Schedule:    Same as Vesting Schedule

Vesting Schedule:
[One-fourth (1/4th) of the shares vest on the First Vesting Date; the balance of the shares vest in a series of thirty-six (36) successive equal monthly installments commencing on the first monthly anniversary after the First Vesting Date, subject to Participant’s Continuous Service as of each such date.]

Payment:	By one or a combination of the following items (described in the Stock Option Agreement):
☒     By cash, check, bank draft or money order payable to the Company
☒    Pursuant to a broker assisted cashless exercise program
☒    By delivery of already-owned shares of Common Stock

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Stock Option Agreement and the Plan. Participant acknowledges and agrees that this Stock Option Grant Notice and the Stock Option Agreement may not be modified, amended or revised except as provided in the Plan. Participant further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Stock Option Agreement, and the Plan set forth the entire understanding between Participant and the Company regarding this Option and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) Options previously granted and delivered to Participant, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this Option upon the terms and conditions set forth therein.
By accepting this option, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

KITE PHARMA, INC. By: Signature Title: Date:	PARTICIPANT: Signature Date:
ATTACHMENTS: Stock Option Agreement (with appendix), 2014 Equity Incentive Plan and Notice of Option Exercise

ATTACHMENT I
STOCK OPTION AGREEMENT

KITE PHARMA, INC.
2014 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT
(INCENTIVE STOCK OPTION OR NONQUALIFIED STOCK OPTION)
Pursuant to the Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, including any country-specific terms for Participants outside the United States (“U.S.”) set forth in the Appendix (collectively the “Agreement”), Kite Pharma, Inc. (the “Company”) has granted to Participant an option under its 2014 Equity Incentive Plan (the “Plan”) to purchase the number of shares of Common Stock (the “Option”) indicated in the Grant Notice at the exercise price indicated in the Grant Notice (the “Exercise Price”). The Option is granted to Participant effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Agreement or in the Grant Notice, but defined in the Plan will have the same definitions as in the Plan.
The details of the Option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.Duration and Exercisability; Vesting. The term during which this Option may be exercised shall terminate on the date that is 10 years from the Date of Grant (the “Expiration Date”), except to the extent a shorter term is provided for in Section 2 below. This Option shall be exercisable only to the extent that all, or any portion thereof, has vested in the Participant as set forth below. Subject to the provisions of Section 2 below, the Option shall vest as set forth in the Grant Notice.

2.	Termination.

(a)Subject to Sections 2(b) and (c) below, unless otherwise expressly provided for in a definitive employment agreement between the Company and Participant, in the event Participant’s Continuous Service is terminated, then upon such termination the vesting applicable to all unvested Options shall cease immediately and Participant shall have a period of 90 days to exercise any and all vested Options, after which time such unvested Options shall expire. For purposes of this Section 2(a), Participant’s Continuous Service will be considered terminated as of the date Participant is no longer actively providing services to the Company or to Participant’s employer (the “Employer”) (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and Participant’s Continuous Service will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of Participant’s Option grant.

(b)If Participant’s Continuous Service is terminated because of Participant’s permanent disability (as defined in Code Section 22(e), or any successor provision), this Option shall terminate on the earlier of (i) the close of business at the Company's principal office on the date that is one hundred eighty (180) days from such termination of Continuous Service, and (ii) the expiration date of this Option as stated in Paragraph 1 above. During such period following the termination of Participant’s Continuous Service due to Disability, this Option shall be exercisable only to the extent the Option was vested upon the date of such termination of Continuous Service, but had not previously been exercised. To the extent this Option was not vested upon the date of such termination of Continuous Service, or if Participant does not exercise the Option within the time specified in this Paragraph 2(b), all rights of Participant under this Agreement shall be forfeited.

(c)In the event of Participant’s death, this Option shall terminate on the earlier of (i) the close of business at the Company's principal office on the date that is one hundred eighty (180) days from the date of Participant’s death, and (ii) the expiration date of this Option as stated in Paragraph 1 above. During such period following Participant’s death, this Option may be exercised by the person or persons to whom Participant’s rights under this Option shall have passed by Participant’s will or by the applicable laws of descent and distribution in Participant’s country, and only to the extent the Option was vested upon the date of Participant’s death and had not previously been exercised. To the extent this Option was not vested upon the date of Participant’s death, or if such person or persons fail to exercise this Option within the time specified in this Paragraph 2(c), all rights under this Agreement shall be forfeited.

3.	Manner of Exercise.

(a)General. The Option may be exercised only by Participant (or other proper party in the event of death or Disability), subject to the conditions of the Plan and subject to such other administrative rules as the Administrator may deem advisable, by delivering to the Company at its principal office within the option period the Notice of Option Exercise attached hereto as Attachment III (the “Notice of Exercise”) or following the procedures for exercise established by the Administrator. The Notice of Exercise shall be signed by Participant and shall state the number of shares as to which the Option is being exercised. Any exercise shall be accompanied by payment in full of the Exercise Price and any required tax withholding for all Options designated in the Notice of Exercise. The exercise of the Option shall be deemed effective upon receipt of such Notice of Exercise by the Company and upon payment that complies with the terms of the Plan and this Agreement. The Option may be exercised with respect to any number or all of the shares as to which it can then be exercised and, if partially exercised, may be so exercised as to the unexercised portion at any number of times during the option period as provided herein, provided, however, that this Option may not be exercised for a fraction of a share of Common Stock.

(b)Form of Payment. Payment of the Exercise Price by Participant shall be in any manner permitted by the Grant Notice, which may include one or more of the following:

i.    By payment in cash or check to the Company or by the receipt of irrevocable instructions to pay the aggregate Exercise Price to the Company from the sales proceeds on the sale of shares of Common Stock. This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

ii.    For Participants in the U.S. only: By delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time Participant exercises the Option, will include delivery to the Company of Participant’s attestation of ownership of such shares of Common Stock in a form approved by the Company. Participant may not exercise the Option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Common Stock.

iii.    If this Option is a Nonqualified Stock Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of the Option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate Exercise Price. Participant must pay any remaining balance of the aggregate Exercise Price not satisfied by the “net exercise” in cash or other permitted form of payment. Shares of Common Stock will no longer be outstanding under the Option and will not be exercisable thereafter if those shares (x) are used to pay the Exercise Price pursuant to the “net exercise,” (y) are delivered to Participant as a result of such exercise, and (z) are withheld to satisfy Participant’s tax withholding obligations.

(c)Stock Transfer Records. As soon as practicable after the effective exercise of all or any part of the Option, Participant shall be recorded on the stock transfer books or other records of the Company as the owner of the Option Shares purchased. The Company may also place a legend on such certificates or electronic entry evidencing such shares describing any transfer restrictions set forth in this Agreement.

4.Nature of the Grant. In accepting the grant of this Option, Participant acknowledges, understands and agrees as follows:

(a)    The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)    The grant of this Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past;

(c)    All decisions with respect to future Option grants, if any, will be at the sole discretion of the Administrator;

(d)    Participant is voluntarily participating in the Plan;

(e)    The Option and shares of Common Stock subject to the Option, and the income and value of same, are not intended to replace any pension rights or compensation;

(f)    The Option and any shares of Common Stock subject to the Option, and the income and value of same, are not to be considered part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, payment in lieu of notice, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g)    The future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(h)    If the underlying shares of Common Stock subject to the Option do not increase in value, the Option will have no value;

(i)    If Participant exercises the Option and acquires shares of Common Stock, the value of such shares may increase or decrease, even below the Exercise Price;

(j)    No claim or entitlement to compensation or damages shall arise from forfeiture of Options resulting from the termination of Participant’s Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of the Participant’s employment agreement, if any);

(k)    Unless otherwise agreed with the Company, the Option and the shares of Common Stock subject to the Option, and the income and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of an Affiliate;

(l)    the following provisions apply only if Participant is providing services outside the U.S.:

i.    the Option and the shares of Common Stock subject to the Option are not part or normal or expected compensation or salary for any purpose; and

ii.    Neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of this Option or the subsequent sale of any shares of Common Stock acquired upon exercise.

5.	Data Privacy

Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this

Agreement and any other Option materials (“Data”) by and among, as applicable, the Employer, the Company and any Affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Employer, the Company and any Affiliates, as applicable, may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, telephone number and email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any equity or directorships held in the Company and its Affiliates, details of all Options or any other entitlement to equity awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to E*Trade (including E*Trade Securities LLC and its affiliated entities), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the U.S. or elsewhere, and that recipient’s country (e.g., the U.S.) may have different data privacy laws and protections than in Participant’s country. Participant understands that if he or she resides outside of the U.S., Participant may request a list with the names and addresses of any potential recipients of Data by contacting Participant’s local human resources representative. Participant authorizes the Company, E*Trade and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if Participant resides outside the U.S., Participant may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke consent, Participant’s status with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the Option or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect his or her ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact Participant’s local human resources representative.

6.	Miscellaneous.

(a)Employment or Other Relationship; Rights as Shareholder. This Agreement shall not confer on Participant any right with respect to the continuance of employment or as forming or amending an employment or service contract with the Company or the Employer, nor will it interfere in any way with the right of the Employer to terminate such employment. Participant shall have no rights as a shareholder with respect to the Options until shares of Common Stock have been issued to Participant upon exercise of this Option. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such shares of Common Stock are issued, except as provided in Section 15 of the Plan.

(b)Securities Law Compliance. In no event may the Participant exercise this Option and receive shares of Common Stock issuable upon exercise prior to the completion of any registration or qualification of the shares of Common Stock under any local, state, U.S. federal or foreign securities or exchange control laws or under rulings of regulations of the U.S. Securities and Exchange Commission (“SEC”) or any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, U.S. federal or foreign agency, which registration, qualification or approval the Company, in its sole discretion, deems necessary or advisable, unless the Company has determined that exercise and the issuance of the shares of Common Stock would be exempt from any registration, qualification or other legal requirements applicable to the shares of Common Stock. Participant may not exercise this Option if the Company determines that such exercise would not be in material compliance with such laws and regulations and Participant further understands that the Company is under no obligation to register or qualify the shares of Common Stock with the SEC or any other state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance of shares of Common Stock.

(c)Insider Trading/Market Abuse Restrictions. Depending on Participant’s country, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect Participant’s ability to, directly or indirectly, acquire, sell or attempt to sell shares of Common Stock or rights to Common Stock (e.g., Options) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction or Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Insider Trading Policy or Window Period Policy. Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.

(d)Mergers, Recapitalizations, Stock Splits, Etc. Except as otherwise specifically provided in a written agreement between Participant and the Company, pursuant and subject to Section 15 of the Plan, certain changes in the number or character of Common Stock (through sale, merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend or otherwise) shall result in an adjustment, reduction or enlargement, as appropriate, in Participant’s rights with respect to any unexercised portion of the Option; provided, however, that Participant shall not have “preemptive” rights.

(e)Shares Reserved. The Company shall at all times during the option period reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

(f)Withholding Taxes. Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant hereby acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including, but not limited to, the grant, vesting or exercise of the Option, the issuance of shares of Common Stock pursuant to such exercise, the subsequent sale of shares of Common Stock and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve a particular tax result. Further, if Participant is subject to tax in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer or their respective agents, in their sole discretion and without any notice or authorization by Participant, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one of a combination of the following methods:

i.withholding from Participant’s wages or other cash compensation paid by the Company or the Employer;

ii.withholding from proceeds of the sale of Common Stock acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent); or

iii. Subject to such rules as the Administrator may adopt, (A) for U.S. Participants: by delivering shares of Common Stock, or (B) for all Participants: by electing to have the Company withhold shares of Common Stock otherwise issuable to Participant, in either case, having a Fair Market Value, as of the date the Tax-Related Items are determined due under applicable tax law, equal to the amount required to be withheld. Participant’s request to deliver shares or to have shares withheld for purposes of such withholding tax obligations shall be made on or before the date that triggers such obligations or, if later, the date that the amount of tax to be withheld is determined under applicable tax law. Participant’s request shall be approved by the Administrator and otherwise comply with such rules as the Administrator may adopt to assure compliance with Rule 16b-3 or any successor provision, as then in effect, of the General Rules and Regulations under the Securities and Exchange Act of 1934, if applicable.

If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, Participant is deemed to have been issued the full number of shares of Common Stock subject to the exercised Options, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

Finally, Participant agrees to pay to the Company or the Employer, including through withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds from the sale of shares of Common Stock, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

(g)Non-transferability. During the lifetime of Participant, the Option shall be exercisable only by Participant or by the Participant’s guardian or other legal representative, and shall not be assignable or transferable by Participant, in whole or in part, other than by will or by the applicable laws of descent and distribution in Participant’s country.

(h)2014 Equity Incentive Plan. The Option evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to Participant and is hereby incorporated into this Agreement. This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. All defined terms of the Plan shall have the same meaning when used in this Agreement. The Plan governs this Agreement and, in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as otherwise provided herein or in the Plan.

(i)Scope of Agreement. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and to Participant and any successor or successors of Participant.

(j)Appendix. Notwithstanding any provisions in this Agreement, the Option grant shall be subject to any special terms and conditions set forth in the Appendix to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

(k)Language. If Participant has received this Agreement or any other documents related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(l)Governing Law and Choice of Venue. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to its principles of conflicts of laws. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of Los Angeles County, California, or the federal courts for the U.S. for the Central District of California, and no other courts, where the grant is made and/or to be performed.

(m)Participant Representations. Participant hereby represents and warrants that Participant has reviewed with his or her own tax advisors the foreign, federal, state and local tax consequences of the transactions contemplated by this Agreement. Participant is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. Participant understands that he or she will be solely responsible for the Tax-Related Items. Further, Participant understands the Company is not providing any legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying shares of Common Stock.

(n)Foreign Asset/Account Reporting. Participant acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect Participant’s ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on shares of Common Stock acquired under the Plan) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in Participant’s country. Participant also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to Participant’s country through a designated bank or broker within a certain time after receipt. Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and is advised to consult his or her personal legal advisor for any details.

(o)Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on this Option and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable under applicable laws with regard to the issuance or sale of shares of Common Stock to facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(p)Notices. All notices and other communications provided in this Agreement will be in writing and will be deemed to have been duly given when received by the party to whom it is directed at the following addresses:

If to the Company: Kite Pharma, Inc. Attn: Stock Plan Administrator 2225 Colorado Ave. Santa Monica, CA 90404	If to Participant: At the last known address in the records of the Company

(q)Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other person who holds an outstanding Award.

(r)Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

* * *
This Agreement will be deemed to be signed by Participant
upon the signing by Participant of the Grant Notice to which it is attached.

APPENDIX
SPECIAL TERMS AND CONDITIONS FOR PARTICIPANTS OUTSIDE THE U.S.

This Appendix includes additional country-specific terms and conditions that apply to Participants residing in the countries listed below. This Appendix is part of the Agreement and contains terms and conditions material to participation in the Plan. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

The information is based on the securities and other laws in effect in the respective countries as of November 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in this Appendix as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date when Participant exercises the Option or shares of Common Stock acquired under the Plan are sold.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation.

Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working or Participant transfers employment or residency after the Date of Grant, or if Participant is considered resident of another country for local law purposes, then the provisions contained herein may not be applicable to Participant. The Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply under these circumstances.

FRANCE
Terms and Conditions
Consent to Receive Information in English. By accepting this Agreement providing for the terms and conditions of Participant’s Option grant, Participant confirms having read and understood the documents relating to this grant (the Plan and this Agreement) which were provided in English language. Participant accepts the terms of those documents accordingly.
En signant et renvoyant le présent document décrivant les termes et conditions de l’attribution d’options, le participant confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan U.S. et ce contrat d’options) qui ont été communiqués en langue anglaise. Le participant accepte les termes en connaissance de cause.

Option Not Tax-Qualified. The Option is not intended to qualify for specific tax and social security treatment applicable to stock options granted under Section L.225-177 to L.225-186-1 of the French Commercial Code, as amended.
Notifications
Foreign Asset/Account Reporting. If Participant holds securities (e.g., shares of Common Stock) or maintains a foreign bank account, the securities and bank accounts (whether open, current or closed) must be reported to the French tax authorities when filing Participant’s annual tax return. Failure to comply could trigger significant penalties.

GERMANY

Notifications
Exchange Control Notification. Cross-border payments, including the receipt of proceeds from the sale of securities (e.g., shares of Common Stock), dividends in relation to shares of Common Stock held and/or payment of the Exercise Price, must be reported monthly to the German Federal Bank if such payments exceed €12,500. Participant is responsible for satisfying this reporting obligation and must file the report electronically by the fifth day of the month following the month in which the payment occurred. A copy of the form can be accessed via the German Federal Bank’s website at www.bundesbank.de and is available in both German and English.

NETHERLANDS

There are no country-specific terms and conditions that apply.

SWITZERLAND

Notifications

Securities Law Information. The grant of Options and the issuance of any shares of Common Stock are not intended to be a public offering in Switzerland, and therefore, are not subject to registration in Switzerland. Neither this document nor any materials relating to the Options constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the Options may be publicly distributed nor otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the Options has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Supervisory Authority (FINMA)).
UNITED KINGDOM (“UK”)

Terms and Conditions

Joint Election. As a condition of the exercise of the Options under the Plan, Participant agrees to accept any liability for secondary Class 1 NICs (“Employer NICs”) which may be payable by the Company or the Employer with respect to the exercise of the Options or otherwise payable in connection with the shares of Common Stock and the right to acquire shares of Common Stock. Without prejudice to the foregoing, Participant agrees to execute or agree to a joint election with the Company and/or the Employer (the “Election”), the form of such Election being formally approved by HM Revenue and Customs (“HMRC”), and any other consent or elections required to accomplish the transfer of the Employer NICs to Participant. Participant further agrees to execute or accept such other joint elections as may be required between Participant and any successor to the Company and/or the Employer. Participant agrees to enter into an Election prior to the exercise of any Options. Participant further agrees that the Company and/or the Employer may collect the Employer NICs by any of the means set forth in Section 6(f) of the Agreement as modified below.

Withholding Taxes. The following supplements Section 6(f) of the Agreement:

Participant shall pay to the Company or the Employer any amount of income tax that the Company or the Employer may be required to account to HMRC with respect to the event giving rise to the income tax (the “Taxable Event”) that cannot be satisfied by the means described in Section 6(f) of the Agreement. If payment or withholding of the income tax (including Employer NICs) due is not made within ninety (90) days of the end of the UK tax year (April 6 - April 5) in which the Taxable Event occurs or such other period as required under UK law (the “Due Date”), Participant agrees that the amount of any uncollected income tax shall constitute a loan owed by Participant to the Employer, effective on the Due Date. Participant agrees that the loan will bear interest at the then-current HMRC Official Rate, it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in the Agreement. If Participant fails to comply with his or her obligations in connection with the income tax as described in this section, the Company may refuse to deliver the shares of Common Stock acquired under the Plan.
Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), Participant shall not be eligible for a loan from the Company to cover Tax-Related Items. In the event that Participant is a director or executive officer and Tax-Related Items are not collected from or paid by Participant by the Due Date, the amount of any uncollected Tax-Related Items may constitute a benefit to Participant on which additional income tax and NICs may be payable. Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime, and for reimbursing the Company or the Employer (as appropriate) for the value of any employee NICs due on this additional benefit which the Company or the Employer may recover from Participant any time thereafter by any of the means referred to in the Agreement.

KITE PHARMA, INC.
(2014 EQUITY INCENTIVE PLAN)

Onscreen disclaimer

If Participant is liable for National Insurance contributions ("NICs") in the UK in connection with Participant’s participation in the Kite Pharma, Inc. 2014 Equity Incentive Plan (the "Plan"), Participant is required to enter into an Election to transfer to Participant any liability for employer’s NICs that may arise in connection with his or her participation in the Plan.

Clicking on the ["ACCEPT"] box indicates Participant’s acceptance of the Election. Participant should read the "Important Note on the Election to Transfer Employer NICs" before accepting the Election.

Important Note on the Election to Transfer Employer NICs

If Participant is liable for National Insurance contributions ("NICs") in the UK in connection with Participant’s participation in the 2014 Equity Incentive Plan (the "Plan"), Participant is required to enter into an Election to transfer to Participant any liability for employer’s NICs that may arise in connection with his or her participation in the Plan.

By entering into the Election:

•	Participant agrees that any employer’s NICs liability that may arise in connection with his or her participation in the Plan will be transferred to Participant;

•
Participant authorises his or her employer to recover an amount sufficient to cover this liability by such methods including, but not limited to, deductions from Participant’s salary or other payments due or the sale of sufficient shares acquired pursuant to Participant’s awards; and

•
Participant acknowledges that even if Participant has clicked on the ["ACCEPT"] box where indicated, the Company or Participant’s employer may still require Participant to sign a paper copy of this Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Election.

Please read the Election carefully.

PARTICIPANT SHOULD PRINT AND KEEP A COPY OF THIS ELECTION FOR HIS OR HER RECORDS.

KITE PHARMA, INC.
(2014 EQUITY INCENTIVE PLAN)

Election To Transfer the Employer’s National Insurance Liability to the Employee

This Election is between:

A.
The individual who has obtained authorized access to this Election (the “Employee”), who is employed by a company listed in the attached Schedule (the “Employer”) and who is eligible to receive options (“Awards”) pursuant to the Kite Pharma, Inc. 2014 Equity Incentive Plan (the “Plan”), and

B.
Kite Pharma, Inc., with its registered office at 2225 Colorado Avenue, Santa Monica, CA, United States (the “Company”), which may grant Awards under the Plan and is entering into this Election on behalf of the Employer.

1.	Introduction

1.1	This Election relates to all Awards granted to the Employee under the Plan up to the termination date of the Plan.

1.2	In this Election the following words and phrases have the following meanings:

(a)	“Chargeable Event” means, in relation to the Awards:

(i)	the acquisition of securities pursuant to the Awards (within section 477(3)(a) of ITEPA);

(ii)	the assignment (if applicable) or release of the Awards in return for consideration (within section 477(3)(b) of ITEPA);

(iii)	the receipt of a benefit in connection with the Awards, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA);

(iv)	post-acquisition charges relating to the Awards and/or shares of Common Stock acquired pursuant to the Awards (within section 427 of ITEPA); and/or

(v)	post-acquisition charges relating to the Awards and/or shares of Common Stock acquired pursuant to the Awards (within section 439 of ITEPA).

(b)	“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

(c)	“SSCBA” means the Social Security Contributions and Benefits Act 1992.

1.3
This Election relates to the employer’s secondary Class 1 National Insurance contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the Awards pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4
This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

1.5
This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2.	The Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to the Employee. The Employee understands that, by signing or electronically accepting this Election, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3.	Payment of the Employer’s Liability

3.1	The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Chargeable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Awards; and/or

(iv)	by any other means specified in the applicable award agreement.

3.2
The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities related to the Awards to the Employee until full payment of the Employer’s Liability is received.

3.3
The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue & Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days after the end of the UK tax month during which the Chargeable Event occurs if payments are made electronically).

4.	Duration of Election

4.1
The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

4.2
Any reference to the Company and/or the Employer shall include that entity's successors in title and assigns as permitted in accordance with the terms of the Plan and relevant award agreement. This Election will continue in effect in respect of any awards which replace the Awards in circumstances where section 483 of ITEPA applies.

4.3	This Election will continue in effect until the earliest of the following:

(i)	the Employee and the Company agree in writing that it should cease to have effect;

(ii)	on the date the Company serves written notice on the Employee terminating its effect;

(iii)	on the date HM Revenue & Customs withdraws approval of this Election; or

(iv)
after due payment of the Employer’s Liability in respect of the entirety of the Awards to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

4.4	This Election will continue in force regardless of whether the Employee ceases to be an employee of the Employer.

[Signature page follows]

Acceptance by the Employee

The Employee acknowledges that, by clicking on the “ACCEPT” box, the Employee agrees to be bound by the terms of this Election.
Acceptance by the Company

The Company acknowledges that, by signing this Election or arranging for the scanned signature of an authorized representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signature for and on
behalf of the Company

___________________________

Position	_____________ _____________

Schedule of Employer Companies

The employer companies to which this Election relates are:

Name	Kite Pharma UK Ltd
Registered Office:	1 Park Row, Leeds, LS1 5AB1
Company Registration Number:	9148185
Corporation Tax Reference:	8040122483
PAYE Reference:	120/XB49895

ATTACHMENT II
2014 EQUITY INCENTIVE PLAN

ATTACHMENT III
NOTICE OF OPTION EXERCISE

KITE PHARMA, INC.
2014 EQUITY INCENTIVE PLAN
NOTICE OF OPTION EXERCISE

Attention:     Plan Administrator

1.Exercise of Option. The undersigned holds an option (the “Option”) to purchase shares of common stock of Kite Pharma, Inc., a Delaware corporation (the “Company”). This Notice of Option Exercise constitutes notice pursuant to Section 3 of the Option that the undersigned hereby elects to exercise the Option and purchase the number of shares (the “Shares”) set forth below.

Type of Option (check one):	› Incentive	› Non-Qualified
Date of Grant:	___________________________________
Number of Shares as to which Option is Exercised:	___________________________________
Shares to be Issued in Name of:	___________________________________
Per Share Exercise Price:	$__________________________________
Total Exercise Price:	$__________________________________
Cash Payment Delivered Herewith:	$__________________________________
Value of ________ Shares delivered herewith:	$__________________________________
Regulation T Program (cashless exercise):	$__________________________________

2.Representations of Participant.
(a)    Participant acknowledges that Participant has received, read and understood the Plan and the Stock Option Agreement and agrees to abide by and be bound by their respective terms and conditions.
(b)    Participant agrees to provide for the payment (in the manner designated by the Company) of Participant’s withholding obligation, if any, relating to the exercise of the Option.
(c)    If the Option is an Incentive Stock Option, Participant agrees to notify the Company in writing within fifteen (15) days after the date of any disposition of any of the Shares issued upon exercise of the Option that occurs within two (2) years after the date of grant of the Option or within one (1) year after such Shares are issued upon exercise of the Option.

Dated: , 20__
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